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                     ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY     Exhibit 12
                 Computation of Ratio of Earnings to Fixed Charges



                                             1996           1995           1994           1993           1992

EARNINGS:

Income before preferred stock dividends   $ 16,755,164   $ 17,325,144   $ 14,223,142   $ 14,832,519   $ 12,149,343
Federal income taxes                         8,822,537      9,161,510      7,413,995      7,916,794      6,021,464
Interest charges                            12,803,562     11,114,496     10,402,060     11,437,710     10,623,801
                                          ------------   ------------   ------------   ------------   ------------
Earnings available to cover fixed charges $ 38,381,263   $ 37,601,150   $ 32,039,197   $ 34,187,023   $ 28,794,608
                                          ============   ============   ============   ============   ============

FIXED CHARGES:

Interest on long-term debt                  13,011,069     10,892,129     10,774,008     11,527,301     10,516,521
Other interest                               2,640,117      2,343,903        175,507         77,921        514,122
Amortization of debt discount - net            361,012        323,557        319,646        224,383        209,631
                                          ------------   ------------   ------------   ------------   ------------
Total fixed charges                       $ 16,012,198   $ 13,559,589   $ 11,269,161   $ 11,829,605   $ 11,240,274
                                          ============   ============   ============   ============   ============

Ratio of Earnings to Fixed Charges                2.40           2.77           2.84           2.89           2.56
                                          ============   ============   ============   ============   ============





Earnings to Fixed Charges represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Capitalized interest, divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized interest and Amortization of debt discount.
Construction), Dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.
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